UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2008 (March 31, 2008)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.02.                         Termination of a Material Definitive Agreement

On March 31, 2008, Kobex Resources Ltd. gave notice to U.S. Energy Corp. that Kobex was terminating the Exploration, Operating and Mine Development Agreement for the Luck Jack molybdenum project near Crested Butte, Colorado.  The termination is effective as of March 31, 2008.

The agreement, effective as of December 5, 2006, provided Kobex an option to acquire up to a 50% interest in certain patented and unpatented claims held by the registrant at the Lucky Jack molybdenum property.  Under the agreement, the total cost to Kobex over an estimated period of five years to exercise the full option was $50 million in option payments and property expenditures including the costs to prepare a bankable feasibility study plus a cash differential payment if this total was less than $50 million.  An additional 15% could have been acquired under certain circumstances.

It is the understanding of the registrant that Kobex terminated the agreement due to Kobex’ perception of uncertainties in the regulatory and legal environment for developing the property.

The registrant is not subject to any penalties as a result of the termination of the agreement.

Section 9. Financial Statements and Exhibits.

10.1              Press release dated March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: April 1, 2008	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO